Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Globus Medical, Inc.:
We consent to the use of our report dated March 14, 2014, with respect to the consolidated balance sheets of Globus Medical, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference herein.

/s/ KPMG, LLP
KPMG, LLP
Philadelphia, Pennsylvania
September 12, 2014